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                                                                   EXHIBIT 99.1

                                 Risk Factors

WE ARE AN EARLY-STAGE COMPANY, AND OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR BUSINESS AND PROSPECTS DIFFICULT.

    We launched our web site in October 1996 and have substantially modified it since that time. As a result, we have a limited operating history upon which you can base an evaluation of our business and prospects. You must consider the risks, expenses and problems frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as online recruiting. Some of the risks which we may face as an early stage company include our ability to:

    -   implement our business model and strategy and adapt them as needed;

    -   attract employers, recruiters and job seekers to our web site; and

    -   develop strategic relationships with industry-focused Internet sites.

    If we fail to successfully manage these risks, expenses and problems, and the other risks described below, current evaluations of our business and prospects may prove to be inaccurate.

WE HAVE A HISTORY OF LOSSES, WE ANTICIPATE FUTURE LOSSES AND WE MAY NEVER ACHIEVE PROFITABILITY.

    We have a history of losses and may never be profitable. We incurred net losses of $35,000, $176,000, $4.3 million and $10.3 million for the ten months ended October 31, 1997, two months ended December 31, 1997, year ended December 31, 1998 and year ended December 31, 1999, respectively. As of December 31, 1999, we had an accumulated deficit of approximately $36.5 million. We expect operating losses and negative cash flow to continue for the foreseeable future. We anticipate our losses will increase significantly from current levels because we expect to incur additional costs and expenses related to:

    -   increased marketing and advertising to strengthen brand awareness;

    -   rapid expansion of our sales and other personnel;

    -   continued development of our web site and service offerings; and

    - development of strategic relationships with industry-focused Internet sites.

    Our ability to become profitable depends on our ability to generate and maintain greater revenues while incurring reasonable expenses. Our ability to generate greater revenues depends on:

    - our ability to convince employers and recruiters to utilize our web site for their online recruiting needs;

    -   the growth of acceptance of the Internet as a recruiting tool;

    -   the number of job seekers who visit our web site; and

    -   the number of job opportunities posted on our web site.

    If we do achieve profitability, we cannot be certain that we will be able to sustain or increase profitability on a quarterly or annual basis in the future. Our inability to achieve


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or maintain profitability or positive cash flow could result in disappointing financial results, impede implementation of our growth strategy or cause the market price of our common stock to decrease.

WE HAVE RECENTLY CHANGED OUR METHOD OF PRICING OUR SERVICES, WHICH HAS DECREASED AND MAY FURTHER DECREASE THE NUMBER OF JOB OPPORTUNITIES AND USERS ON OUR WEB SITE AND MAY RESULT IN DECREASED REVENUE.

    Until recently, employers and recruiters could post job opportunities on our web site free of charge. Since June 1, 1999, they must pay a fee for each job opportunity they post on our web site. In the event the number of job opportunities in our database decreases, job seekers may find that our web site is not as useful as other online recruiting sites. A decrease in the number of job seekers on our web site may cause employers and recruiters to further reduce the number of job opportunities they post, or the upgrade fees that they are willing to pay. These decreases may reduce our revenue.

OUR FUTURE REVENUES ARE UNPREDICTABLE, AND OUR FINANCIAL RESULTS MAY FLUCTUATE, WHICH MAY ADVERSELY AFFECT OUR STOCK PRICE.

    Our revenue and results of operations are difficult to predict, and we expect them to fluctuate significantly from quarter to quarter. If our revenue or results of operations fall below the expectations of investors or public market analysts, the price of our common stock could fall substantially. Our revenue and results of operations may fluctuate significantly in response to the following factors, many of which are beyond our control:

    -   the cancellation of a significant number of customer accounts;

    -   changes in the demand for our service offerings;

    -   changes in our pricing policies or those of our competitors;

    -   the timing and effectiveness of marketing campaigns;

    -   the hiring cycles of employers;

    -   our ability to hire and retain qualified sales people;

    -   seasonal trends in user traffic;

    - introduction of additional, or enhancement of existing, service offerings by us or our competitors;

    - the incurrence of costs related to acquisitions of businesses or technologies;

    -   the costs of establishing, and the timing of, strategic relationships;
        and

    -   general economic conditions, including the effects of a recession.

ONE OF OUR STRATEGIES IS TO INCREASE AWARENESS OF THE HEADHUNTER.NET BRAND, AND IF WE FAIL TO FURTHER DEVELOP OUR BRAND, WE MAY NOT BE ABLE TO SUSTAIN OR INCREASE THE NUMBER OF EMPLOYERS, RECRUITERS AND JOB SEEKERS USING OUR WEB SITE.

    We believe that maintaining and strengthening the HeadHunter.NET brand is an important aspect of our business. Our brand name is critical in our efforts to sustain or increase the number of employers, recruiters and job seekers who use our web site. We believe that the importance of brand recognition will increase due to the continued growth in the number of competitors entering the online recruiting market. Our ability to promote and position our brand depends


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largely on the success of our marketing efforts and our ability to effectively satisfy the needs of employers, recruiters and job seekers. To promote our brand, we intend to substantially increase our marketing budget. If we fail to successfully promote and maintain our brand, or if we incur excessive expenses attempting to promote and maintain our brand, we may be unable to implement our business plan and our financial results may suffer.

THE ONLINE RECRUITING MARKET IS INTENSIVELY COMPETITIVE AND WE MAY BE UNABLE TO COMPETE SUCCESSFULLY AGAINST EXISTING AND FUTURE COMPETITORS, WHICH MAY MAKE IT MORE DIFFICULT TO GROW OUR BUSINESS.

    The market for online recruiting is highly fragmented and intensely competitive. We compete on the Internet with other online recruiting sites, corporate Internet sites, Internet portal sites, Internet sites that provide their users with access to content, commonly known as Internet content providers, and nonprofit professional organizations. Many of our competitors have longer operating histories in the online recruiting market, significantly greater financial, technical and marketing resources, more users and larger databases than we do. We also compete with traditional recruiting methods, such as classified advertising, radio, television and traditional recruiting firms for a share of the total recruiting budgets of employers and recruiters.

    Presently, the barriers to entry by competitors in the market for online recruiting are low. Current and new competitors can launch new Internet sites and add substantial content on their sites at a low cost within a short time period. Therefore, we expect competition to continue to intensify, and the number of competitors could increase significantly in the near future. If we are unable to compete successfully against existing and future competitors, we may not benefit from the projected growth in the online recruiting market.

IF WE LOSE THE SERVICES OF OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER, OR IF WE CANNOT RECRUIT AND RETAIN ADDITIONAL SKILLED PERSONNEL, OUR BUSINESS MAY SUFFER.

    We depend on the continued services and performance of Robert M. Montgomery, Jr., our President and Chief Executive Officer for our future success. We do not have an employment agreement with Mr. Montgomery, and we are not the beneficiaries of any key person life insurance covering him or any other executive officer.

    Competition for personnel with experience in online recruiting and commerce is intense. If we are unsuccessful in attracting and training new employees, or retaining and motivating our current and future employees, our business could suffer significantly.

WE DO NOT HAVE LONG-TERM AGREEMENTS WITH EMPLOYERS AND RECRUITERS, WHICH MAY CAUSE OUR REVENUE TO FLUCTUATE.

    We derive a substantial majority of our revenues from employers and recruiters that pay to post job opportunities on our web site and purchase upgrades to their listings or other service offerings. Generally, these employers and recruiters post their job opportunities on a monthly basis. They have no obligation to purchase any upgrades or other service offerings, or to post any job opportunities for more than a month at a time. As a result, an employer or recruiter that generates substantial revenue for us in one month may not do so in a later month. We must continually maintain existing accounts and establish and develop new accounts with employers and recruiters. If we fail to do so, our revenue could fluctuate, which may cause us to fail to meet expectations in the marketplace and our stock price may decline.

WE MAY BE UNABLE TO EFFECTIVELY MANAGE OUR RAPID GROWTH, WHICH IS PLACING AND MAY CONTINUE TO PLACE A STRAIN ON OUR RESOURCES.

    We have rapidly expanded our operations and anticipate that further expansion will be required to execute our growth strategy. Our rapid growth has placed significant demands on our


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management, financial, technical and other resources. These demands are likely to continue and increase. To manage our future growth, we must adapt to changing business conditions and improve existing systems or implement new systems for our financial and management controls, reporting systems and procedures. In addition, in order to achieve rapid growth, we may acquire technologies or products or enter into strategic alliances. For us to succeed, we must make our existing technology, business and systems work effectively with those of any strategic partners without undue expense, management distraction or other disruptions to our business. If we fail to manage any of the above growth challenges successfully, we may be unable to implement our business plan and our financial results may suffer.

WE DEPEND ON THIRD PARTIES TO FACILITATE ACCESS TO OUR WEB SITE, AND FACE RISKS OF CAPACITY CONSTRAINTS, WHICH COULD INCREASE OUR EXPENSES OR REDUCE OUR REVENUES UNEXPECTEDLY.

    We depend on Internet service providers and other web site operators, which may experience Internet connectivity outages. Such outages may cause users to experience difficulties in accessing our web site. Any system failures at these third parties may cause an interruption in service or a decrease in responsiveness of our web site and may impair users' perceptions of our web site. Any failure to handle current or increased volumes of traffic on our web site may impede our ability to sustain or increase the number of employers, recruiters and job seekers who use our web site.

    We derive a substantial majority of our revenues from employers and recruiters that pay to post and upgrade their job opportunities. The amounts they are willing to pay to post and upgrade their job opportunities depend to a significant degree on the number of job seekers who visit our web site. We depend on the performance, reliability and availability of our web site to attract and retain these job seekers. Capacity constraints could prevent them from accessing our web site for extended periods of time and decrease our traffic. Decreased traffic could result in fewer employers and recruiters posting job opportunities on our web site or buying fewer upgrades and other enhanced services. This would result in decreased revenues. In addition, if the number of employers, recruiters and job seekers on our web site increases substantially, we may experience capacity constraints and need to expand or upgrade our technology at a time when we do not have adequate funds to do so, or when that technology is not readily available.

ONE OF OUR GROWTH STRATEGIES IS TO PURSUE ACQUISITIONS AND WE MAY FACE RISKS IN ACQUIRING AND INTEGRATING OTHER BUSINESSES AND TECHNOLOGIES.

    One element of our growth strategy is to acquire other businesses and technologies that we believe will complement our business. Acquiring other businesses and technologies involves numerous risks, including:

    - difficulties in integrating the operations, services, products and personnel of the acquired company into ours;

    -   diversion of our management's attention from other business concerns;

    - inability to retain and motivate key personnel of the acquired business;

    - entry into markets in which we have little or no direct prior experience; and

    -   inability to retain clients or goodwill of the acquired business.

    In pursuing acquisitions, we may compete with competitors that may be larger and have greater financial and other resources than we have. Competition for these acquisition targets could result in increased prices of acquisition targets.


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    In the future, we may take accounting charges in connection with acquisitions. We cannot guarantee that the costs and expenses actually incurred will not exceed the estimates we use to take the accounting charges.

WE MAY NOT BE ABLE TO PROTECT AND ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD RESULT IN THE LOSS OF OUR RIGHTS, LOSS OF BUSINESS OR INCREASED COSTS.

    Our success and ability to compete depend to a significant degree on our internally developed proprietary technology and on our brand, marks and domain names. We rely on trademark, patent and other intellectual property laws, and on confidentiality and non-disclosure agreements with our employees and third parties, to establish and protect our proprietary rights. We cannot assure you that the steps we have taken to protect our proprietary rights will be adequate or that we will be able to defend our marks or obtain patents for any of our internally developed systems. If we are unable to secure or protect our marks and systems, it could result in the loss of our rights to our marks and systems, or the loss of business.

    Third parties may claim that our business activities infringe upon their proprietary rights. From time to time in the ordinary course of business we have been, and expect to continue to be, subject to claims of infringement of third parties' trademarks and other intellectual property rights. Although such claims have not had a material adverse effect on our business, such claims could subject us to significant liability and result in invalidation of our proprietary rights. These claims could also be time-consuming and expensive to defend, even if we ultimately are not found liable. In addition, these claims could divert our management's time and attention.

OUR BUSINESS MAY SUFFER IF USERS CONFUSE SIMILAR DOMAIN NAMES WITH
HEADHUNTER.NET.

    We cannot assure you that potential users of our web site will not confuse our domain name with other similar domain names such as headhunters.com, headhunter.org or headhunters.org. If any confusion occurs, we may lose business to a competitor, or some of our users may have negative experiences with these other web sites that they mistakenly associate with us.

WE FACE RISKS RELATED TO YEAR 2000 FAILURES, WHICH COULD INCREASE OUR LIABILITIES OR EXPENSES.

    The risks posed by year 2000 issues could adversely affect our business in a number of significant ways. Our internally developed proprietary software and our critical information technology systems, which are substantially comprised of third party software and hardware, could fail due to year 2000 issues. In addition, we rely on the systems of third party vendors to host our servers and provide us with connections to the Internet, which systems may be subject to year 2000 failures. As a result of the failure of any of our critical internal systems or the systems of our third party vendors, we could lose users, incur significant disruption in our business or our ability to generate revenues, or incur substantial liabilities or expenses. In addition, the Internet could face serious disruptions arising from year 2000 issues, which generally may have an adverse impact on traffic and commerce on the Internet.

    We cannot assure you that:

    - our critical information technology and non-information technology systems, or the systems of third party vendors on which we rely, will not experience year 2000 problems;

    - users will be able to access our web site without serious disruptions arising from year 2000 issues;

    - disruptions with other Internet sites and our strategic partners will not adversely affect our business;


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    -   our costs and liabilities related to year 2000 issues will be insignificant; or

    - we will not become a party to litigation related to the year 2000 issue.

OUR RELATIONSHIP WITH ITC MAY PRESENT POTENTIAL CONFLICTS OF INTEREST, WHICH MAY RESULT IN DECISIONS WHICH FAVOR ITC OVER OUR OTHER SHAREHOLDERS.

    Our controlling shareholder, ITC Holding Company, Inc., is the parent of, or a significant investor in, a group of companies involved in a wide range of activities, including broadband cable services, telecommunications services, conference calling and videoconferencing, and Internet access and content services. Our Chairman and most of our other directors (Messrs. Scott, Montgomery, Cox, Misikoff and Weber and Ms. Thompson) are directors, officers or stockholders of ITC. In addition, Robert Montgomery, our Chief Executive Officer and President, previously served as Chief Executive Officer of another subsidiary of ITC. When the interests of ITC and its affiliates diverge from our interests, ITC and its affiliates may exercise their influence in their own best interests. Some decisions concerning our operations or finances may present conflicts of interest between us and ITC or its affiliates. There is no mechanism in place to resolve these conflicts of interest, except that it is our policy that transactions with affiliated parties be approved by a majority, but not fewer than two, of our disinterested directors. Nevertheless, due to the extensive relationships between ITC and us, we may make decisions that potentially favor ITC or its affiliates at our expense. Furthermore, Georgia law may prohibit you from successfully challenging these decisions, if the decision received the affirmative vote of a majority, but not less than two, of our "qualified directors," or disinterested directors, who received full disclosure of the existence and nature of the conflict.

OUR ARTICLES OF INCORPORATION AND BYLAWS AND GEORGIA LAW CONTAIN PROVISIONS THAT COULD DISCOURAGE A TAKEOVER OF OUR COMPANY.

    Our articles of incorporation and bylaws contain provisions that could make it more difficult for another company to acquire us, even if that acquisition would benefit our shareholders. Further, we have adopted provisions of Georgia law that could delay, prevent or make more difficult a merger, tender offer or proxy contest involving HeadHunter.NET. See "Description of Capital Stock."


WE DEPEND ON THE ACCEPTANCE OF THE INTERNET AS A RECRUITING MEDIUM.

    The Internet is a relatively new medium for recruiting, and employers, recruiters and job seekers have not reached any consensus that online recruiting is an effective means for satisfying their recruitment needs. A large number of employers and recruiters have only limited experience in using the Internet for recruitment. They are not yet spending a significant amount of their recruiting budgets on online recruiting or committing to doing so over a long period. As a result, our sales force spends a substantial amount of time and resources retaining existing accounts, and educating employers and recruiters about our services and the online recruiting market. We may be unable to persuade a large number of employers, recruiters and job seekers that our services will satisfy their needs more successfully than traditional recruiting methods. If we cannot meet the needs of employers, recruiters and job seekers or adapt our services to meet their demands, we may be unable to implement our business plan. Further, if the market for online recruiting does not grow as projected we may not be able to grow our business.


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OUR MARKET IS SUBJECT TO RAPID CHANGE AND WE MAY NOT SUCCESSFULLY ADAPT TO THIS
CHANGE.

      Our market is characterized by rapidly changing technology, introductions and enhancements of competitive services, and changing user demands. Accordingly, our future success depends on our ability to adapt to such rapid changes in technology and improve the features, reliability and functionality of our service offerings in response to our competitors. We cannot assure you that we will succeed in addressing these issues.



WE MAY BECOME SUBJECT TO BURDENSOME GOVERNMENT REGULATION, WHICH MAY ADD ADDITIONAL COSTS TO OPERATING OUR BUSINESS ON THE INTERNET OR DECREASE DEMAND FOR OUR SERVICES.

    We are subject to various laws and regulations relating to our business, although there are few laws or regulations that apply directly to Internet-based services. However, due to the increasing popularity and use of the Internet, it is possible that additional laws and regulations may be adopted covering user privacy, freedom of expression, pricing, content, quality of products and services, taxation, advertising, intellectual property rights and information security. For example, we believe that more than 200 pieces of legislation relating to privacy issues and the Internet have been, or will be, introduced during 1999 by various legislative bodies. Moreover, the applicability to the Internet of existing laws governing intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment and personal privacy is uncertain and developing. The nature and effect of any proposed legislation or regulation, or the application or interpretation of existing laws, cannot be fully determined. Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could decrease the demand for our services or increase our operational costs.

    The adoption of any such legislation could also dampen the growth in use of the Internet generally and decrease its acceptance as a communications, commercial and advertising medium. Any legislation which has an adverse impact on the growth of the Internet could cause us to incur additional operating expenses or decrease the demand for our services.

BECAUSE OUR BUSINESS INVOLVES THE TRANSMISSION OF INFORMATION, WE MAY INCUR LIABILITY FOR INFORMATION RETRIEVED FROM OR TRANSMITTED OVER THE INTERNET.

    We may be sued for defamation, obscenity, negligence, copyright or trademark infringement or other legal claims relating to information that is posted or made available on our web site. Other claims may be brought based on the nature, publication or distribution of our content or based on errors or false or misleading information provided on our web site. We could also be sued for the content that is accessible from our web site through links to other Internet sites. We currently maintain insurance in amounts up to $2.0 million for general aggregate claims and $1.0 million for personal injury claims. Our insurance may not adequately protect us against claims related to information on our web site. In addition, we could incur significant costs in investigating and defending such claims, even if we ultimately are not found liable.

CONCERNS REGARDING SECURITY OF TRANSACTIONS AND TRANSMITTING CONFIDENTIAL INFORMATION OVER THE INTERNET MAY NEGATIVELY IMPACT OUR ELECTRONIC COMMERCE BUSINESS.

    We believe that concern regarding the security of confidential information transmitted over the Internet, such as credit card numbers, prevents many potential customers from engaging in online transactions. If we do not add sufficient security features to our web site, our services may not gain market acceptance or there may be additional legal exposure to us. We have included basic security features in some of our products to protect the privacy and integrity of customer data, such as password requirements to access some data.


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    Despite the measures we have taken, our infrastructure is potentially vulnerable to physical or electronic break-ins or similar problems. If a person circumvents our security measures, he or she could misappropriate proprietary information or cause interruptions in our operations. Security breaches that result in access to confidential information could damage our reputation and expose us to a risk of loss or liability. We may be required to make significant investments and efforts to protect against or remedy security breaches. Additionally, as electronic commerce becomes more prevalent, our customers will become more concerned about security. If we do not adequately address these concerns we may incur liability and we may not be able to sustain or increase the number of employers, recruiters and job seekers using our services.

COMPUTER VIRUSES MAY CAUSE OUR SYSTEMS TO INCUR DELAYS OR INTERRUPTIONS AND MAY INCREASE OUR EXPENSES OR LIABILITIES.

     Computer viruses may cause our systems to incur delays or other service interruptions, which may cause us to incur additional operating expenses to correct problems we may experience. In addition, the inadvertent transmission of computer viruses could expose us to a material risk of loss or litigation and possible liability. Moreover, if a computer virus affecting our system is publicly disclosed, our reputation could be materially damaged and our visitor traffic may decrease. In addition, our sales and marketing efforts could be impeded due to dissatisfaction among employers, recruiters and job seekers.

A RECESSION COULD ADVERSELY IMPACT OUR BUSINESS.

    Online recruiting is a relatively new industry and we do not know how sensitive it is to general economic conditions. The level of economic activity and employment in the United States may significantly and adversely affect the demand for online recruiting services. A recession could cause employers and recruiters to reduce or postpone their recruiting efforts generally, and their online recruiting efforts in particular. If a recession or significant economic downturn occurs in the United States, our business could suffer.


WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS, WHICH MAY PREVENT US FROM IMPLEMENTING OUR BUSINESS PLAN.

    Based on our current operating plan, we anticipate that the net proceeds of the initial public offering, together with our available funds, will be sufficient to satisfy our anticipated needs for working capital, including our increased marketing expenses, capital expenditures and business expansion for at least the next 12 months. After that time, or in the event that we do not meet our operating plan, we may need additional capital. Alternatively, we may need to raise additional funds prior to such time in order to fund more rapid expansion, to increase brand development and market awareness, to develop new or enhanced technology, to respond to competitive pressures or to establish strategic relationships. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our shareholders will be diluted. Any new securities could have rights, preferences and privileges senior to those of our common stock.

    We currently do not have any commitments for additional financing. We cannot be certain that additional financing will be available when and to the extent required or that, if available, it will be on acceptable terms. If adequate funds are not available on acceptable terms, we may not be able to fund our expansion, increase brand development and market awareness, develop or enhance our service offerings, respond to competitive pressures or establish strategic relationships.


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OUR COMMON STOCK PRICE MAY BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL
LOSSES FOR INDIVIDUAL SHAREHOLDERS.

    Prior to this offering, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after the offering. We negotiated and determined the initial public offering price with the underwriters based on several factors. This price may vary from the market price of the common stock after this offering. The market price of the common stock may fluctuate significantly in response to the following factors, some of which are beyond our control:

    -   variations in quarterly operating results;

    -   changes in financial estimates by securities analysts;

    - our announcements of significant contracts, milestones, acquisitions, strategic relationships or capital commitments;

    -   additions or departures of key personnel;

    -   sales of common stock or termination of stock transfer restrictions;
        and

    - fluctuations in stock market price and volume, which are particularly common among securities of Internet companies.

    In the past, following periods of volatility in the market price of a company's securities, securities class action litigation often has been instituted against that company. Such litigation is expensive and diverts management's attention and resources.